Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Power, Inc.:

We consent to the use of our report dated March 31, 2015, with respect to the consolidated balance sheet of Solar Power, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG Huazhen (SGP)

Shanghai, China

May 11, 2015